Exhibit 99.1

CONTACT:	FELDMAN MALL PROPERTIES, INC.
Thomas E. Wirth—President & Chief Financial Officer
-or-
Larry Feldman — Chairman
(516) 684 -1239
1010 Northern Blvd, Suite 314
Great Neck, NY 11021

FINANCIAL RELATIONS BOARD
Scott Eckstein
(212) 827-3766
seckstein@frbir.com

FELDMAN MALL PROPERTIES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM
GREAT NECK, NY — November 12, 2007 — Feldman Mall Properties, Inc. (the “Company”) (NYSE: FMP) announced today that its Board of Directors has authorized the repurchase of up to 3,000,000 shares of the Company’s issued and outstanding common stock, par value $0.01 per share. The shares are expected to be acquired from time to time at prevailing prices through open-market transactions or through negotiated block purchases, which will be subject to restrictions related to volume, price, timing, market conditions and applicable Securities and Exchange Commission rules.
The repurchase program does not require the Company to repurchase any specific number of shares and may be modified, suspended or terminated by the Board of Directors at any time without prior notice. The Company intends to finance repurchases through available cash, working capital and/or credit facilities.
About Feldman Mall Properties
Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed regional shopping malls. Feldman Mall Properties Inc.’s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales. For more information on Feldman Mall Properties Inc., visit the Company’s website at www.feldmanmall.com.
The Company’s portfolio, including non-owned anchor tenants, consists of seven regional malls aggregating approximately 7.0 million square feet of which the Company owns approximately 4.1 million square feet.
To receive the Company’s latest news release and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.feldmanmall.com.
Forward-looking Information
This press release contains forward-looking statements that involve risks and uncertainties regarding various matters, including, without limitation, the success of our business strategy, including our acquisition, renovation and repositioning plans; our ability to close pending acquisitions and the timing of those acquisitions; our ability to obtain required financing; our understanding of our competition; market trends; our ability to implement our repositioning plans on time and within our budgets; projected capital and renovation expenditures; demand for shop space and the success of our lease-up plans; availability and creditworthiness of current and prospective tenants; and lease rates and terms. The forward-looking statements are based on our assumptions and current expectations of future performance. These assumptions and expectations may be inaccurate or may change as a result of many possible events or factors, not all of which are known to us. If there is any inaccuracy or change, actual results may vary materially from our forward-looking statements.